Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

FATE THERAPEUTICS, INC.

Fate Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the existing Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 3, 2013, as amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 3, 2021 and the Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 7, 2024 (collectively the “Certificate of Incorporation”), and declaring said amendment to be advisable. This amendment amends the Certificate of Incorporation as follows:

The first paragraph of Article FOURTH of the Certificate of Incorporation be amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred fifty-five million (355,000,000), of which (i) three hundred fifty million (350,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

2. That the requisite stockholders of the Corporation have duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Amended and Restated Certificate of Incorporation as of May 29, 2025.

FATE THERAPEUTICS, INC.

By:	/s/ Bahram Valamehr
Name:	Bahram Valamehr
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment]